Exhibit 10.32

December 31, 2005

Mr. Robert J. Caso
c/o Cellegy Pharmaceuticals, Inc. 1800 Byberry Road
Building 13
Huntingdon Valley, PA 19006-3525

Re: Retention/Stay Bonus

Dear Rob:

This letter will confirm the terms of certain matters relating to your employment with Cellegy Pharmaceuticals, Inc. (the "Company" or "Cellegy").

1. Retention Bonus. As an incentive for you to remain employed with the Company through the Retention Period (defined below) or such earlier time as the Company in its discretion may determine, the Company agrees that if you do not voluntarily terminate your employment with the Company and are not terminated for cause or performance related reasons (or as result of death or disability), in each case before June 30, 2006 (the period from the date of this letter through such date referred to as the "Retention Period"), then the Company will pay you, on or within two business days after the date of your employment termination, the sum of two hundred thousand dollars ($200,000) (the "Retention Bonus"). In consideration for the foregoing, you agree that during the Retention Period you will cooperate with the Company in providing for the orderly transition of your duties and responsibilities to other individuals, as reasonably requested by the Company.

2. No Other Payments. The Retention Bonus shall be in lieu of all other severance or similar payments that the Company may be obligated to make under any agreement, arrangement or understanding applicable to you relating to termination of your employment. Without limiting the foregoing, if you are a participant in the Company's Retention and Severance Plan for Executives (the "Retention Plan"), your signature below will constitute your agreement to terminate your Agreement of Plan Participation or any similar agreement, arrangement or understanding that you may have with the Company regarding severance payments upon termination of your employment with the Company. You waive and terminate your right to any cash severance (other than the Retention Bonus) or option or restricted stock acceleration or continued vesting under any agreement with the Company in connection with termination of employment. Notwithstanding the foregoing, upon your employment termination the Company will pay to you all salary and accrued vacation earned through the date of termination and reimbursement for any unreimbursed business expenses incurred by you, consistent with past practices, in connection with the business of the Company and in accordance with Company reimbursement policies. In addition, in connection with any employment termination you will receive such medical and insurance benefits as are required by law or provided for in the Company's health insurance plans.

3. Taxes. The Company will deduct from all amounts payable pursuant to this letter all federal, state, local and other taxes required by law to be withheld with respect to the Retention Bonus.

4. Release of Claims; Other Termination Documents. Payment of the Retention Bonus is conditioned upon your execution, at the time of your employment termination, of a general release of claims in favor of the Company in the form of the release attached to the Retention Plan or such other form as the Company may reasonably request. In addition, if the Company pays you the Retention Bonus, you agree that you will refrain from engaging in any activities or making any statements that may disparage or reflect negatively on the Company, its directors, officers or employees or its business or prospects. Upon employment termination, you agree to execute such other customary documents as the Company may reasonably request, including confirming return of all Company property and Company proprietary or trade secret information and materials. Nothing in this letter is intended to reduce the scope of your obligation under the Employee Invention Agreement or any similar agreement with the Company that you have previously executed or under any other Company policy or agreement in connection with termination of employment.

5. At-Will Employment. You agree that notwithstanding the above, your employment with the Company continues to be at-will, the Company may assign to you other duties, and the Company can terminate your employment at any time either before or after the Retention Period, for any reason or no reason; and that nothing in this letter will be deemed to provide any continued right to employment with the Company.

6. General: Miscellaneous. This agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taking together shall constitute one and the same agreement. This agreement contains the entire understanding and sole and entire agreement between us with respect to the subject matter hereof, supersedes any and all prior agreements, negotiations and discussions between us with respect to the subject matter covered hereby, and may only be modified by an agreement in writing signed by the Company and you. You acknowledge that neither the Company nor any of its directors or, officers or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute this agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein. If any provision of the agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this agreement will not be affected thereby and will be enforced to the fullest extent permitted by law. Nothing in this agreement will be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company to terminate your employment or other relationship with the Company at any time, for any reason or no reason, with or without cause.

Please acknowledge your agreement to the above by signing and returning a copy of this letter.

CELLEGY PHARMACEUTICALS, INC.:

ACKNOWLEDGED, AGREED AND ACCEPTED:

EMPLOYEE:

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